Exhibit 107

CALCULATION OF REGISTRATION FEE1

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of common stock, $.0001 par value, and one Warrant(2)	11,500,000 Units	$10.00	$115,000,000	$12,673.00
Shares of common stock included as part of the Units(3)	11,500,000 Shares	—	—	—	(4)
Redeemable Warrants included as part of the Units(3)	11,500,000 Warrants	—	—	—	(4)
Shares of common stock underlying Redeemable Warrants included as part of the Units(3)	11,500,000 Shares	$11.50	$132,250,000	$14,573.95
Total			$247,250,000	$27,246.95

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 1,500,000 Units, consisting of 1,500,000 shares of common stock and 1,500,000 Redeemable Warrants underlying such Units, which may be issued on exercise of a 45-day option granted to the underwriter.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).